Exhibit 10(aa)
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 31st day of July, 2007, to be effective as of the 2nd day of April, 2007, by and between EnergySouth Midstream, Inc., an Alabama corporation, and Ben J. Reese (the “Executive”).
     WHEREAS, effective April 2, 2007, the Executive became the Company’s President and Chief Operating Officer; and
     WHEREAS, the Company and the Executive desire for the Executive’s employment with the Company to be upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:
Section 1. Employment; Term; Responsibilities; Standard of Care.
     1.1 Employment. The Company employs the Executive and the Executive enters into the employment of the Company as the Company’s President and Chief Operating Officer upon and subject to all of the terms and conditions set forth in this Agreement.
     1.2 Term. The Company employs the Executive for a term (the “Term”) of four (4) years, commencing on April 2, 2007 (the “Employment Commencement Date”), and ending on the first to occur of (a) April 1, 2011, or (b) the date of termination of the Executive’s employment pursuant to Section 3 of this Agreement. The Company and the Executive may extend the Term by mutual agreement in writing, or the Term shall be extended on a month-to-month basis in the event that the Executive’s employment continues beyond April 1, 2011. In event that the Term is extended in either such manner, the Executive’s employment with the Company will continue to be upon and subject to all of the terms and conditions of this Agreement, except to the extent that the parties modify any provisions of this Agreement in writing. The effective date of termination of the Executive’s employment is referred to as the “Employment Termination Date.”
     1.3. Responsibilities. In the Executive’s capacity as President and Chief Operating Officer, the Executive will have the duties, functions, responsibilities and authorities that the Board of Directors or the President and Chief Executive Officer of EnergySouth, Inc., a Delaware corporation (“EnergySouth”), reasonably assigns to the Executive from time to time, consistent with the typical duties commensurate with the position of president and chief operating officer of a company. The Executive will be responsible for the general and active management of the business of the Company and will perform services from offices of the Company to be established in Houston, Texas, with travel to Mobile, Alabama, as necessary and appropriate.
     1.4. Standard of Care. During the term of the Executive’s employment with the Company, the Executive will devote his full business time, skill, attention and reasonable best efforts to the business of the Company. The Executive may not engage in any other business activity, whether or not such business activity is pursued for profit, without the prior written consent of the Board of Directors of EnergySouth. The Executive may serve as a director or trustee of any other business corporation or charitable organization as long as such service does not injure the Company and is approved by the Board of Directors of EnergySouth.

Section 2. Compensation, Benefits and Perquisites. As remuneration for all services to be rendered by the Executive to the Company during the Term of this Agreement, the Company will pay and provide to the Executive the following compensation, benefits and allowances:
     2.1 Annual Direct Compensation.
          (a) Annual Base Salary. The Company will pay to the Executive an annual base salary (the “Base Salary”) of $245,000. The Board of Directors of EnergySouth may, but shall not be required to, review the Base Salary from time to time during the Term and increase the Base Salary by such amount, if any, as the Board determines, in its sole and absolute discretion. The Company will pay the Base Salary to the Executive in equal installments throughout the year, consistent with the Company’s normal payroll practices. The Base Salary will be prorated for any year of the Term that is less than a full calendar year.
          (b) Annual Incentive Compensation. The Company will provide to the Executive the opportunity to earn incentive compensation each year during the Term (the “Annual Incentive Compensation Award”). The Annual Incentive Compensation Award will be comprised of the following:
               (i) Individual Performance Award. The Company will provide to the Executive the opportunity to earn an annual award (the “Individual Performance Award”) ranging from 0% to 200% of the Executive’s Base Salary. The amount of the Individual Performance Award will be determined by Board of Directors of EnergySouth each year, beginning in 2008, based upon the Company’s actual net operating income for the previous fiscal year in relation to its budgeted net operating income for the previous fiscal year. The Individual Performance Award will be paid (A) 75% in cash, and (B) 25% in common stock of EnergySouth or such other medium as may be determined by the Board of Directors of EnergySouth. The Individual Performance Award will be paid to the Executive no later than December 31 of the year in which the amount of the award, if any, is determined. The Individual Performance Award will be prorated for any fiscal year of the Term with respect to which the award is made that is less than a full fiscal year.
               (ii) Team Performance Award. The Company will provide to the Executive the opportunity to earn an annual award (the “Team Performance Award”) ranging from 0% to 22.5% of a pool established by the Company each year, beginning in 2008, and funded with 30% of the amount by which the Company’s actual net operating income for the previous fiscal year exceeds the Company’s budgeted net operating income for the previous fiscal year. The Team Performance Award will be paid (A) one-third (1/3) in cash no later than December 31 of the year in which the award is determined, and (B) two-thirds (2/3) in common stock of EnergySouth or such other medium as may be determined by the Board of Directors of EnergySouth, one-half (1/2) of which will be paid on the first anniversary date of the cash award, and one-half (1/2) of which will be paid on the second anniversary date of the cash award. No Team Performance Award will be paid with respect to any fiscal year in which the Company’s actual operating income does not exceed the Company’s budgeted operating income. If the Executive is employed by the Company on December 2, 2011, and remains employed by the Company through and including April 2, 2012, then, with respect to any common stock of EnergySouth or other property which has been awarded to the Executive as part of the Team Performance Award prior to January 1, 2012, but which has not yet been paid, such common stock or other property shall be paid over to the Executive on April 2, 2012, if the Executive delivers a written request therefor to the Board of Directors of EnergySouth at least ninety (90) days but not more than one hundred twenty (120) days prior to such date.

     The Executive must be employed by the Company in order for an Annual Incentive Compensation Award to be made. No Annual Incentive Compensation Award will be made to the Executive following the Employment Termination Date. If an Annual Incentive Compensation Award has been made prior to the Employment Termination Date but has not been paid to the Executive as of such date, payment of such award, if at all, will be in accordance with Section 3.2.
     2.2 Long-Term Incentive Award. The Company will provide to the Executive the opportunity to earn a long-term incentive award (the “Long-Term Incentive Award”) ranging from 0% to 40% of the Executive’s Base Salary by participating in a long-term compensation plan of EnergySouth in effect from time to time.
     2.3 Bridge Stock Option Grant. The Company will grant to the Executive, pursuant to the terms and provisions of the 2003 Stock Option Plan of EnergySouth, Inc. (the “Stock Option Plan”), a stock option (the “Option”) to purchase 43,600 shares (the “Option Shares”) of EnergySouth’s common stock. The Option will vest cumulatively following the date of grant in four (4) equal annual installments, with the Executive having the right to purchase from the Company up to 25% of the Option Shares on and after April 2, 2008, and up to an additional 25% of the Option Shares on and after each of the first anniversary, the second anniversary and the third anniversary of such date. The terms and provisions of the Stock Option will be set forth in a separate agreement (the “Option Agreement”) between the Company and the Executive in accordance with the provisions of the Stock Option Plan, and the Stock Option and the Option Agreement will be subject to all of the terms and provisions of the Stock Option Plan.
     2.4 Benefits and Perquisites. The Executive will be eligible to participate in all medical, insurance, retirement and other employee benefit plans, whether now in place or that may be hereafter implemented from time to time, in which all EnergySouth employees are eligible to participate, pursuant to the terms of such plans. The Executive will have such additional benefits and perquisites that are consistent with those provided to EnergySouth’s senior management.
     2.5 Vacation. The Executive will receive four (4) weeks of paid vacation during each calendar year of the Term, beginning with the first calendar year of the Term, subject, except as to length, to EnergySouth’s officer vacation policy as in effect from time to time. During any year in which the Executive is employed for less than the full calendar year, vacation time will be prorated accordingly.
Section 3. Termination of Employment. The Executive’s employment may be terminated in accordance with any of the provisions set forth in this Section 3.
     3.1 Events of Termination.
               (a) Termination Due to Death or Disability. The Company may terminate the Executive’s employment on account of Executive’s disability, and the Executive’s employment will terminate upon the Executive’s death. The Executive will be deemed to suffer from a disability if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive is absent from the full-time performance of his duties with the Company for ninety (90) or more days, whether or not consecutive, during any six (6) month period.
               (b) Voluntary Termination by the Executive. The Executive may terminate his employment at any time by delivering to the Board of Directors of EnergySouth written notice of the

Executive’s intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination. The termination will become effective automatically upon the expiration of the thirty (30) day notice period. Such notice will also constitute the resignation by the Executive of any other positions that he may hold as an officer and/or director of EnergySouth and/or its affiliates.
               (c) Voluntary Termination by the Company. The Company may terminate the Executive’s employment at any time, either for Cause or without Cause, by delivering to the Executive written notice of the Company’s intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination. The termination will become effective automatically upon the expiration of the thirty (30) day notice period. Unless otherwise stated in the termination notice, such notice will also constitute termination of the Executive as to any other positions that he may hold as an officer and/or director of EnergySouth and/or its affiliates.
               (d) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason by delivering to the Board of Directors of EnergySouth written notice of the Executive’s intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination, and stating in reasonable detail the facts and circumstances claimed to provide a basis for such termination. For purposes of this Agreement, “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:
                    (i) The assignment to the Executive of any duties inconsistent with his status as President and Chief Operating Officer of the Company or a substantial reduction in the nature or status of the Executive’s responsibilities from those set forth in Section 1.3;
                    (ii) The Company’s or EnergySouth’s requiring the Executive to be based at a location that is more than fifty (50) miles from Houston, Texas, without the Executive’s consent; or
                    (iii) The failure by the Company or EnergySouth to pay to the Executive or provide the Executive with the compensation, benefits and perquisites set forth in Section 2.
     Notwithstanding the foregoing, none of the events described in clauses (i) through (iii) of this Section will constitute Good Reason unless the Executive has delivered written notice to the Board of Directors of EnergySouth describing the events which constitute Good Reason, and such events are not cured within thirty (30) days after delivery of such notice.
               (e) Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means any one or more of the following:
                    (i) The Executive’s conviction of, or plea of “guilty” or “no contest” to, any crime constituting a felony in the jurisdiction in which it is committed, or to any crime involving acts of theft, fraud, embezzlement, dishonesty, moral turpitude or similar conduct, or to any offense that materially injures or is likely to materially injure the Company, EnergySouth or any affiliate of EnergySouth;
                    (ii) Willful or grossly negligent violation of any policy of the Company, EnergySouth or any affiliate of EnergySouth which materially injures any of them;

                    (iii) Malfeasance with respect to the Company, EnergySouth or any affiliate of EnergySouth, including, without limitation, fraud, embezzlement or willful or grossly negligent misuse or diversion of funds, assets or property belonging to any of them;
                    (iv) The Executive’s (A) gross negligence in the performance of or material failure to perform the duties of the Executive’s employment under Sections 1.3 or 1.4 or any other duties reasonably assigned to the Executive or appropriate to or commensurate with his position, or (B) gross negligence in the performance of or material failure to perform, follow or comply with the reasonable and lawful written directives of the Board of Directors of EnergySouth or the President and Chief Executive Officer of EnergySouth, and the Executive fails to cure any such failure within thirty (30) calendar days after written notice delivered to the Executive of such failure; or
                    (v) The Executive’s material breach of any provision of this Agreement or failure to perform any obligation under this Agreement, and the Executive fails to cure such breach or to perform such obligation within thirty (30) calendar days after written notice delivered to Executive of such breach or failure to perform.
     Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for Cause unless and until the Company has delivered to the Executive a written notice of termination which includes a determination by the Chief Executive Officer of EnergySouth finding that, in the good faith opinion of the Chief Executive Officer or the Board of Directors of EnergySouth, the Executive is guilty of conduct constituting “Cause” as set forth in this Section and specifying the particulars thereof in detail. The termination of employment will be effective upon the delivery of such notice in accordance with the foregoing provisions.
     3.2 Payments Upon Termination.
               (a) Payments Upon Termination Due To Death or Disability.
                    (i) If, prior to the end of the Term, the Executive’s employment with the Company terminates due to the Executive’s death or disability, the Company will pay to the Executive, or to the Executive’s personal representative, conservator or legal representative, (A) any accrued but unpaid Base Salary; (B) any Annual Incentive Compensation Award that has been awarded but not paid; (C) any Long-Term Incentive Award that has been awarded but not paid; and (D) any amounts payable to the Executive under the terms of the Company’s benefits plans in which the Executive is a participant. Any EnergySouth common stock or other property that has been awarded to the Executive as part of the Annual Incentive Compensation Award and/or the Long-Term Incentive Award but which has not been paid over to the Executive on the Employment Termination Date will be paid to the Executive, or to the Executive’s personal representative, conservator or legal representative.
                    (ii) Subject to Section 3.2(e), items (A) through (C) of the preceding paragraph will be paid in cash within thirty (30) days following the Employment Termination Date, or, if termination is due to the death of the Executive or the Executive is incompetent, within thirty (30) days following the date on which the Executive’s personal representative, conservator or legal representative is qualified and begins serving. Amounts payable under Item (D) of the preceding paragraph will be paid in accordance with the terms of the respective plans.
                    (iii) On the Employment Termination Date, any stock options that have been granted but have not vested will immediately vest, and the restrictions shall lapse with respect to any restricted stock of EnergySouth that has been granted but as to which the restrictions have not lapsed. Following the Employment Termination Date, the Executive, or the Executive’s personal representative, conservator or legal representative, may exercise any vested but unexercised stock options in accordance with the terms of the stock option plan or grant agreement pursuant to which such options were granted.
               (b) Payments Upon Termination Due To Voluntary Termination by Executive or Termination by Company for Cause.
                    (i) If, prior to the end of the Term, the Executive’s employment with the Company terminates due to voluntary termination by the Executive or termination by the Company for Cause, the Company will pay to the Executive (A) any accrued but unpaid Base Salary; (B) the cash component of any Annual Incentive Compensation Award that has been awarded but not paid; (C) the cash component of any Long-Term Incentive Award that has been awarded but not paid; and (D) any amounts payable to the Executive under the terms of the Company’s benefits plans in which the Executive is a participant. Any EnergySouth common stock or other property that has been awarded to the Executive as part of the Annual Incentive Compensation Award and/or the Long-Term Incentive Award but which has not been paid over to the Executive on the Employment Termination Date will be forfeited.
                    (ii) Subject to Section 3.2(d), items (A) through (C) of the preceding paragraph will be paid in cash within thirty (30) days following the Employment Termination Date. Amounts payable under Item (D) of the preceding paragraph will be paid in accordance with the terms of the respective plans.
                    (iii) Following the Employment Termination Date, the Executive may exercise any vested but unexercised stock options in accordance with the terms of the stock option plan or grant agreement pursuant to which such options were granted. Any stock options that have been granted but which have not vested as of the Employment Termination Date and any restricted stock of EnergySouth that has been granted but as to which the restrictions have not lapsed as of the Employment Termination Date will be forfeited.
               (c) Payments Upon Termination By the Company Without Cause or Termination By the Executive With Good Reason.
                    (i) If, prior to the end of the Term, the Company terminates the Executive’s employment without Cause or if the Executive terminates his employment with the Company for Good Reason, the Company will pay to the Executive (A) any accrued but unpaid Base Salary; (B) any Annual Incentive Compensation Award that has been awarded but not paid; (C) any Long-Term Incentive Award that has been awarded but not paid; (D) a cash benefit equal to:
(I)	two (2) times the Executive’s Base Salary, plus

(II)	either: (1) if the Employment Termination Date precedes the determination of any Individual Performance Award, an amount determined in good faith by the Board of Directors of EnergySouth; (2) if the Employment Termination Date occurs following the determination of the Individual Performance Award in 2008 but prior to the determination of the Individual Performance Award in 2009, two (2) times the amount of the Individual Performance Award for 2008; or (3) if the Employment

Termination Date occurs following the determination of the Individual Performance Award in 2009, two (2) times the average amount of the Individual Performance Award for the most recent two (2) years; and
(E) any amounts payable to the Executive under the terms of the Company’s benefits plans in which the Executive is a participant. Any EnergySouth common stock or other property that has been awarded to the Executive as part of the Annual Incentive Compensation Award and/or the Long-Term Incentive Award but which has not been paid over to the Executive on the Employment Termination Date will be paid to the Executive.
                    (ii) Subject to Section 3.2(e), items (A) through (D) of the preceding paragraph will be paid in cash within thirty (30) days following the Employment Termination Date. Amounts payable under Item (E) of the preceding paragraph will be paid in accordance with the terms of the respective plans.
                    (iii) On the Employment Termination Date, any stock options that have been granted but have not vested will immediately vest, and the restrictions shall lapse with respect to any restricted stock of EnergySouth that has been granted but as to which the restrictions have not lapsed. Following the Employment Termination Date, the Executive may exercise any vested but unexercised stock options in accordance with the terms of the stock option plan or grant agreement pursuant to which such options were granted.
               (d) Payments Upon Termination By the Company Without Cause or Termination By the Executive With Good Reason Within Two Years of a Change in Control.
                    (i) If, within two (2) years following a Change in Control, the Executive’s employment is terminated without Cause or if the Executive terminates his employment with the Company for Good Reason, the Company will pay to the Executive (A) any accrued but unpaid Base Salary; (B) any Annual Incentive Compensation Award that has been awarded but not paid; (C) any Long-Term Incentive Award that has been awarded but not paid; (D) a cash benefit equal to:
(I)	three (3) times the Executive’s Base Salary, plus

(II)	either: (1) if the Employment Termination Date precedes the determination of any Individual Performance Award, an amount determined in good faith by the Board of Directors of EnergySouth; (2) if the Employment Termination Date occurs following the determination of the Individual Performance Award in 2008 but prior to the determination of the Individual Performance Award in 2009, three (3) times the amount of the Individual Performance Award for 2008; or (3) if the Employment Termination Date occurs following the determination of the Individual Performance Award in 2009, three (3) times the average amount of the Individual Performance Award for the most recent two (2) years; and
(E) any amounts payable to the Executive under the terms of the Company’s benefits plans in which the Executive is a participant. Any EnergySouth common stock or other property that has been awarded to the Executive as part of the Annual Incentive Compensation Award and/or the Long-Term Incentive Award but which has not been paid over to the Executive on the Employment Termination Date will be paid to the Executive.

                    (ii) Subject to Section 3.2(e), items (A) through (D) of the preceding paragraph will be paid in cash within thirty (30) days following the Employment Termination Date. Amounts payable under Item (E) of the preceding paragraph will be paid in accordance with the terms of the respective plans.
                    (iii) On the Employment Termination Date, any stock options that have been granted but have not vested will immediately vest, and the restrictions shall lapse with respect to any restricted stock of EnergySouth that has been granted but as to which the restrictions have not lapsed. Following the Employment Termination Date, the Executive may exercise any vested but unexercised stock options in accordance with the terms of the stock option plan or grant agreement pursuant to which such options were granted.
               (e) Payments Subject to Section 409A. In the event that any payments under this Section 3.2 are subject to the restrictions of Section 409A of the Internal Revenue Code, then payment shall not be made until the first (1st) day of the month following the six (6) month anniversary date of the Employment Termination Date.
               (f) Change in Control. For purposes of this Agreement, a “Change of Control” of the Company will be deemed to have occurred on the effective date of any of the following events:
                    (i) A consolidation or merger of EnergySouth or the Company in which the majority of the Board of Directors of EnergySouth or the majority of the Board of Directors of the Company, as the case may be, is not on the continuing or surviving Board of Directors of such company, or pursuant to which shares of EnergySouth’s or the Company’s common stock are converted into cash, other securities or other property;
                    (ii) A recapitalization or any other type of transaction which results in 51% or more of EnergySouth’s or the Company’s common stock being changed into, or exchanged for, other securities or interests in other entities;
                    (iii) A sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions contemplated or arranged as a single plan) of all or substantially all of the assets of EnergySouth, or the Company;
                    (iv) A sale, exchange, transfer or other disposition of 51% or more of the Energy South’s partnership interest in the Company; or
                    (v) The liquidation or dissolution of EnergySouth, or the Company.
     3.3 Business Records. Upon termination of his employment, the Executive agrees to promptly deliver to EnergySouth, all Business Records belonging to the Company, EnergySouth or any affiliate of EnergySouth, and all copies thereof and therefrom, and the Executive acknowledges that such Business Records constitute the exclusive property of EnergySouth. The term “Business Records” means all customer files, contract files, production records, maintenance records, reports and related data, memoranda, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company, EnergySouth or any affiliate of EnergySouth.

Section 4. Confidentiality. In consideration of the Executive’s employment by the Company as President and Chief Operating Officer and of the confidential information that the Executive will acquire by virtue of such employment, the Executive agrees to comply with the confidentiality provisions of this Section.
     4.1 Trade Secrets and Confidential Information. During the Term of this Agreement and thereafter for a period of five (5) years, the Executive will not directly or indirectly divulge or appropriate to his own use, or to the use of any third party, any “trade secrets” or “confidential information” (as defined in Section 4.2) of the Company, EnergySouth or any affiliate of EnergySouth (collectively referred to in this Section 4 as the “EnergySouth Group”), except as may be in public domain other than by violation of the Agreement or as may be required by law.
     4.2 Definitions. “Trade Secrets” as used herein means all secret discoveries, inventions, formulae, designs, methods, processes, techniques of production and know-how relating to the EnergySouth Group’s business. “Confidential Information” as used herein means internal policies and procedures, suppliers, customers, financial information and marketing practices, as well as secret discoveries, inventions, formulae, designs, techniques of production, know-how and other information relating to the EnergySouth Group’s business not rising to the level of a trade secret under applicable law.
     4.3 Injunctive Relief. The parties acknowledge that the breach or threatened breach of the provisions of Section 4 may result in irreparable injury to the EnergySouth Group and, therefore, that monetary damages for such breach may be inadequate. In consideration of the foregoing, the Executive acknowledges and agrees that, in addition to all other remedies available to the Company or any other member of the EnergySouth Group at law or in equity, each member of the EnergySouth Group will be entitled to injunctive relief or specific performance, or both, to restrain any threatened or continued breach of the provisions of Section 4 or to enforce the terms hereof. The parties hereby waive any requirement for the posting of a bond or other security in connection with such injunctive relief.
     Section 5. Assignment.
     5.1 Assignment by the Company. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any successor shall be deemed substituted for the “Company” for all purposes under this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company.
     5.2 Assignment by Executive. This Agreement is personal and non-assignable by the Executive.
Section 6. Miscellaneous.
     6.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous negotiations, representations, understandings and agreements of, by or among the parties, express or implied, oral or written all of which are fully merged herein. The express terms of this Agreement control and supersede any course of performance and/or customary practice inconsistent with any such terms. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement unless such agreement is in writing and signed by the parties hereto.
     6.2 Severability. If any provisions of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible, as aforesaid. The provisions of this Section shall be construed as an agreement independent of the other provisions of this Agreement. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the provisions of this Agreement.
     6.3 Governing Law and Venue. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Alabama applicable to agreements made and to be performed wholly within the State of Alabama. Any suit brought hereon shall be brought in the state or federal courts located in Mobile County, Alabama.
     6.4 Waiver. No waiver by any party to this Agreement of any breach by any other party of any term, provision, or condition contained in this Agreement, and no failure by any party to insist upon the performance by any other party of any term, provision or condition contained in this Agreement, shall be deemed a waiver of such term, provision, or condition, or any subsequent breach of same, nor shall it be deemed a waiver of any other term, provision, or condition contained in this Agreement. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude any other or further exercise of the same or any other right, remedy, power or privilege. Any party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of such party’s consent or approval of any subsequent act. No waiver shall be effective unless it is in writing and is signed by the parties asserting such waiver.
     6.5 Notices. Any notice required or permitted to be given hereunder shall be in writing, and, if addressed to the Executive, shall be delivered to the Executive at his last known address, and, if addressed to the Company, EnergySouth, or any affiliate of EnergySouth, shall be delivered to the principal office of EnergySouth in Mobile, Alabama. A notice shall be deemed to have been delivered upon the first to occur of (a) actual receipt by the addressee, or (b) when (i) personally delivered, (ii) delivered to a nationally recognized overnight delivery service for next day delivery, (iii) deposited in the United States certified mail, return receipt requested and postage prepaid, or (iv) transmitted to the addressee by facsimile, with receipt confirmed.
     6.6 Construction. This Agreement shall be construed and interpreted without regard to any presumption or other rule requiring construction against the party drafting the document or any provision contained in the document. It shall be construed neither for nor against any party, but shall be given reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.
     6.7 Survival. The provisions of Sections 3.2, 3.3, and 4 will survive the termination of this Agreement.
     6.8 Captions; Construction. The captions and headings used in this Agreement are inserted only for convenience and in no way define, describe, extend, or limit the scope of the particular provisions to which they refer, or the meaning or intent of this Agreement. The words “herein,” “hereof,”

“hereunder,” and other similar compounds of the word “here” as used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.
     6.9 Section 409A Savings Clause. This Agreement and all provisions hereof are intended to comply with Section 409A of the Code and the permanent, temporary or proposed regulations issued thereunder. If any provision of this Agreement violates or fails to comply with the Section 409A of the Code or the permanent, temporary or proposed regulations thereunder, then such provision shall be modified, as of the effective date of this Agreement, to the least extent necessary to comply therewith. This Section supersedes all other provisions of this Agreement to the extent of any inconsistency.
     6.10 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall be deemed to be an original as to any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement and any amendment hereto shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties to this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year first above written.

EnergySouth Midstream, Inc., an Alabama Corporation
By:	/s/ Charles P. Huffman
As its Executive Vice President and C.F.O.

/s/ Ben J. Reese
Ben J. Reese